Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 8, 2006, with respect to the consolidated financial statements and financial schedule of INTAC International, Inc. and management’s assessment on the effectiveness of internal control over the financial reporting appearing in the Annual Report on Form 10-K of INTAC International, Inc. for the year ended September 30, 2006.

/s/ KBA GROUP LLP

KBA GROUP LLP
Dallas, Texas
November 2, 2007